INTELLECTUAL PROPERTY PURCHASE AGREEMENT

     THIS INTELLECTUAL PROPERTY PURCHASE AGREEMENT (“Agreement”) is made as of the Effective Date by and between UCANDU LEARNING CENTRES INC., with offices located at 290 Hounslow Avenue, Toronto, ON M2N 4B8, Canada, and ERWIN SNIEDZINS on the one hand (collectively, the “Seller”) and MOUNT KNOWLEDGE HOLDINGS, INC., with offices located at 39555 Orchard Hill Place, Suite 600 PMB 6096, Novi, Michigan 48375, on the other hand (the “Purchaser”).

WITNESSETH

     WHEREAS, Seller is the sole and exclusive owner of that certain software commonly referred to between the parties as the “Real-Time Self Learning Systems” as defined in Section 1.02(14) of this Agreement (“Software”); and

     WHEREAS, Seller desires to sell the Software including all copyrights, patents, trademarks, servicemarks and trade secrets therein to Purchaser.

     NOW, THEREFORE, in consideration of the mutual benefits of the covenants and restrictions hereinafter provided, Seller and Purchaser hereby agree as follows:

RECITALS AND DEFINITIONS

Section 1.01 – Recitals: The above recitals and statement of parties is true and correct.

Section 1.02 – Definitions: The following definitions shall apply:

     (1)     Affiliate: The term “Affiliate” shall mean, any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.

     (2)     Code: The term “Code” shall mean that portion of the Software developed and authored solely by Seller and expressly excluding Software enhancements, modifications and developments by Purchaser.

     (3)     Computer: The term “Computer” shall mean computer hardware designated by Purchaser.

     (4)     Confidential Information: The term “Confidential Information” shall mean may receive, learn or otherwise become aware of information regarding the Purchaser that Seller may receive, learn or otherwise become aware of including without limitation Purchaser’s business methods, strategies, policies, procedures, techniques, research, historical or projected financial information, budgets, trade secrets, or any other confidential information of or relating to or dealing with the business operations, activities or strategies of the Purchaser. Confidential Information shall not include information (i) known to or owned by Contractor prior to the date of this Agreement, (ii) developed by Contractor independent of the Purchaser, (iii) that was at the time of disclosure to Contractor or thereafter became public acknowledge through no fault or omission of Contractor; or, (iv) was lawfully obtained by Contractor from a third party under no obligation of confidentiality to the Purchaser. For purposes of this definition, Confidential Information shall be deemed to include all information concerning the Intellectual Property as well as derivative works and new products and services in connection therewith.

     (5)     Customer: The term “Customer” shall mean any person that, directly or indirectly, (i) is utilizing the services of, or acquiring products from, the Purchaser or any of its Affiliates or is a customer pursuant to a contract with the Purchaser or any of its Affiliates; (ii) has either utilized the services or acquired products from the Purchaser or any of its Affiliates or was a customer pursuant to a contract with the Purchaser or any of its Affiliates; or (iii) issued a solicitation pursuant to which the Purchaser or any of its Affiliates has submitted a bid or proposal to provide products or services; or (iv) is licensing, or has in the past licensed, the Software from Purchaser or any of its Affiliates or representatives.

     (6)     Delivery Date: The term “Delivery Date” shall mean the date which is ten days after the Effective Date.

     (7)     Documentation: The term “Documentation” shall mean all documents, handbooks, manuals, brochures, program flow charts, source code listings, design documents, programming notes, requirements statements, specification summaries as well as all technical, administrative, operational and marketing materials and publications describing or referencing the Software including (without limitation) that certain Master Software Licensing Agreement and the Operations Manual for the Software.

     (8)     Effective Date: The term “Effective Date” shall mean December 28, 2010.

     (9)     First Payment Amount: The term “First Payment Amount” shall mean: (i) in the event that the Closing Date Appraised Value is equal to or greater than the Target Value, the First Payment Amount shall be an amount equal to $1,023,669.60; (ii) in the event that the Closing Date Appraised Value is less than the Target Value but greater than the Threshold Value, the First Payment Amount shall be equal to the Closing Date Appraised Value less the Threshold Value; (iii) in the event that the Closing Date Appraised Value is less than the Threshold Value, the First Payment Amount shall be equal to zero.

     (10)    Intellectual Property: The term “Intellectual Property” shall mean the Software and Documentation including (without limitation) all copyrights, patents, trademarks, service marks and trade secrets therein as further described in Schedule A hereto.

     (11)    Manuals: The term “Manuals” shall mean that portion of the Documentation developed and authored solely by Seller and expressly excluding documentation enhancements, modifications and developments by Purchaser.

     (12)    Master Software Licensing Agreement: The term “ Master Software Licensing Agreement” shall mean that certain Licensing Agreement dated January 21, 2010 by and between Mount Knowledge Inc., an Affiliate of Seller, and Mount Knowledge Holdings, Inc. under which Mount Knowledge Holdings, Inc. originally acquired the right to use and distribute the Software.

     (13)    Person: The term “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     (14)    Second Payment Amount: The term “Second Payment Amount” shall mean 2,500,000 shares of Purchaser’s common stock.

     (15)    Software: The term “Software” shall mean the source code, object code, executable code and all files and supporting code for the software listed in Exhibit A which is attached hereto and by this reference incorporated herein including (without limitation) all enhancements, modifications, improvements and updates thereto as well as all derivative works thereof.

     (16)    Target Value: The term “Target Value” shall mean $2,047,339.20.

     (17)    Threshold Value: The term “Threshold Value” shall mean $1,000,000.

     (18)    Trade Secrets: The term “Trade Secrets” shall mean the trade secrets of Purchaser which shall include (without limitation) the Software and Confidential Information.

SALE OF SOFTWARE

Section 2.01 – Conveyance: Seller hereby assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby accepts from the Seller, good and valid title to the Intellectual Property, free and clear of any encumbrances, on the terms and subject to the conditions set forth in this Agreement. Title to the Intellectual Property shall pass to Purchaser as of the Effective Date.

Section 2.02 – Unrestricted Use: Seller hereby grants Purchaser a nonexclusive, nontransferable and perpetual license to use the Code and Manuals.

Section 2.03 – Delivery: Seller shall be responsible for shipment of the Intellectual Property to Purchaser. Seller shall deliver the Intellectual Property to Purchaser by the Delivery Date. The Software and Documentation shall be delivered on magnetic media compatible with the Computer. The Tradenames shall be delivered in hardcopy form.

Section 2.04 – Risk of Loss: Seller shall assume risk of loss or injury to the Intellectual Property until the Delivery Date. Purchaser assumes risk of loss of the Intellectual Property as of the Delivery Date.

INTELLECTUAL PROPERTY

Section 3.01 – Customers: Seller shall not (directly or indirectly) communicate with Customers for purposes of providing such Customers with the Intellectual Property or any information, services or products related thereto, unless Seller is otherwise provided written authorization from the Purchaser separately from this Agreement or authorization is granted to Seller from the terms and conditions of a separate agreement with the Purchaser, not a part of hereto.

Section 3.02 – Noncompete: Seller shall not, for its own benefit or the benefit of any third party, directly or indirectly, engage in (as a principal, shareholder, partner, director, officer, agent, employee consultant or otherwise) or be financially interested in any business operating within the United States of America or countries outside of the United States of America where any Customer or prospective Customers is located (collectively, the “Restricted Area”), which (i) provides or plans to provide services materially the same as the services provided by the Purchaser or any of its Affiliates; or (ii) conducts any business activities which are materially the same as and which are in competition with the business of the Purchaser or any of its Affiliates or the Intellectual Property, or with business activities carried on or planned by the Purchaser or any of its Affiliates.

Section 3.03 – Nonsolicitation: Seller shall not, for its own benefit or the benefit of any third party, directly or indirectly, induce or attempt to influence any current, former or prospective employee, consultant, contractor, Customer, independent contractor, vendor or supplier of the Purchaser or any of its Affiliates to terminate, diminish, or not establish an employment or other relationship with the Purchaser or any of its Affiliates.

Section 3.04 – Intentionally Omitted.

Section 3.05 – Trade Secrets: Seller shall not disclose the Trade Secrets without the prior written consent of Purchaser. Seller hereby acknowledges and agrees that the Trade Secrets derive independent economic value (actual or potential) from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; are the subject of reasonable efforts under the circumstance to maintain their secrecy; and are trade secrets as defined under applicable United States and Canadian laws.

Section 3.06 – Licenses: The disclosure of Trade Secrets to Seller by Purchaser shall not be construed as the grant of a License to Seller to use any such trade secret to develop proprietary products, or to use any proprietary products resulting from such Trade Secrets. Seller hereby acknowledges that all proprietary and secret information, materials, concepts, applications, technologies, systems, solutions, techniques, methods, processes, adaptions and ideas resulting from the Trade Secrets shall belong solely and exclusively to Purchaser including, but not limited to, any and all copyrights, patents, trademarks, servicemarks, and tradesecrets arising therefrom or related thereto.

Section 3.07 – News Releases/Public Announcements: Seller shall not issue any public announcements or news releases containing references to this Agreement or sale of the Intellectual Property to Purchaser under this Agreement without the prior written consent of Purchaser.

Section 3.08 – Automatic Reduction: If the Restricted Area or the period of time applicable to the provisions of Sections 3.01 through 3.07 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. The parties agree that the covenants set forth in Sections 3.01 through 3.08 are separate, independent, and in addition to any such other covenants set forth in any other agreement or understanding between the parties hereto.

PAYMENT

Section 4.01 – Purchase Price: The aggregate purchase price to be paid by the Purchaser to the Seller for the Intellectual Property shall be the sum of the First Payment Amount and the Second Payment Amount, payable in accordance with Section 4.02 hereof.

Section 4.02 – Delivery of Purchase Price: The Purchase Price shall be delivered by Purchaser to the Seller as follows: (i) the First Payment Amount, if any, shall be paid in cash on the first anniversary of the Closing Date (the “First Anniversary Date”); provided, however, that in lieu of a cash payment, the Purchaser may elect to pay all or part of the First Payment Amount in shares of its common stock based on a price per share equal to the closing bid price of the Purchaser’s common stock on the trading date that immediately precedes the First Anniversary Date; and (ii) the Second Payment Amount shall be delivered on the second anniversary of the Closing Date.

Section 4.03 – Closing: The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of 150 Consumers Road, Suite 202, Toronto, ON M2J 1P9, Canada, concurrently with the execution of this Agreement. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing takes place. At the Closing: (i) Purchaser shall be obligated to deliver the Purchase Price to the Seller in accordance with the terms and conditions set forth herein; and (ii) Seller and Purchaser shall execute and deliver to each other an Intellectual Property Assignment relating to the Intellectual Property in a form reasonably acceptable to Seller and Purchaser.

Section 4.04 – Post-Closing Appraisal: Within six (6) months after the Closing Date, Purchaser shall select, in its sole discretion, an independent appraiser or auditor familiar with technology and software based intellectual property assets to conduct an evaluation and appraisal of the book value Intellectual Property as of the Closing Date (the “Closing Date Appraised Value”).

Section 4.05 – Taxes: The Price includes any and all taxes due on the sale of the Intellectual Property. Seller shall release, indemnify and hold Purchaser harmless from any and all taxes payable on (or in connection with) the Price.

Section 4.06 – Acceleration of Amounts Due Hereunder: If an Acceleration Event occurs, the amount of the Purchase Price outstanding, if any, through the date of such event, shall become, at the Seller’s election in writing to the Purchaser, immediately due and payable; provided, however, that, the Purchaser may elect to pay all or part of the First Payment Amount outstanding as of the Acceleration Date in shares of its common stock based on a price per share equal to the closing bid price of the Purchaser’s common stock on the trading date that immediately precedes the date of the Acceleration Event .. For purposes of this Section 4.06, an “Acceleration Event” shall be deemed to have occurred if (a) the Purchaser commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Purchaser thereof, (b) there is commenced against the Purchaser any such case or proceeding that is not dismissed within 90 days after commencement, (c) the Purchaser is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Purchaser suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 90 calendar days after such appointment, (e) the Purchaser makes a general assignment for the benefit of creditors, (f) the Purchaser conveys, sells or transfers all or substantially all of the Intellectual Property to another Person (other than (1) any such transaction (x) involving the conveyance, sale or transfer of all or substantially all of the Intellectual Property to another Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Purchaser; (y) involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock of the Purchaser and (z) pursuant to which the holders of 50% or more of the total voting power of all shares of the Purchaser’s capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving Person or Person acquiring the Intellectual Property immediately after such transaction; provided, that it shall not be an Acceleration Event if the consideration for such merger, consolidation or acquisition consists solely of shares of publicly traded common stock listed on an established national securities exchange or automated over-the-counter trading market in the United States or Canada, but disregarding any cash payments for fractional shares or pursuant to dissenters’ appraisal rights or (2) any transaction which is effected solely to change the jurisdiction of incorporation of the Purchaser and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock)

WARRANTIES AND INDEMNIFICATIONS

Section 5.01 – Representations: Each Seller, jointly and severally, hereby represents and warrants to the Purchaser, to the best of its knowledge, as follows:

     (1)    Seller represents and warrants that the Software shall perform on the Computer as described in the Documentation.

     (2)    Seller represents and warrants that the Intellectual Property was developed solely and exclusively by Seller and that Seller has good and marketable title to the Intellectual Property, free and clear of any encumbrances, and is the sole and exclusive owner and author of the Intellectual Property. Seller represents and warrants that assignment, transfer and conveyance of the Intellectual Property to Purchaser shall not infringe upon or violate any patent, copyright, trade secret or right of any third party.

     (3)    Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All action on the part of Seller, necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Seller hereunder has been taken. This Agreement, when executed and delivered by Seller, will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

     (4)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any contract, agreement, license, credit facility, debt or other instrument or understanding to which Seller is a party. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the transactions contemplated hereby.

     (5)    No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

     (6)    Except as set forth on Schedule 5.01(6) hereto, Seller has paid all fees and taxes (to the extent applicable) required to protect and maintain in full force and effect the Intellectual Property. Seller has complied in all respects with all license agreements for third-party Intellectual Property. No claim has been made or threatened contesting the validity, enforceability, use or ownership of the Intellectual Property. No person other than the Seller or Purchaser has any rights in the Intellectual Property. Seller has not received any notices (including any cease-and-desist letters or offers to license) alleging infringement or misappropriation of the Intellectual Property. No third party is infringing, misappropriating or otherwise conflicting with the Intellectual Property and no claim with respect to an alleged infringement or misappropriation of Intellectual Property is currently pending or threatened. No person has been granted the right to use or distribute the Intellectual Property (or any part thereof). In the event any such rights have been granted, Seller hereby assigns Purchaser all rights of Seller under such grant including (without limitation) all royalty, audit and termination rights as well as all breach of contract claims of Seller thereunder.

     (7)    No representation or warranty of the Seller contained in this Agreement and no statement or disclosure made by or on behalf of any Seller to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

     (8)    Seller is, and will be at the time of the execution of this Agreement, an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated by the Commission under the Securities Act of 1933, as amended (the “Act”), is experienced in investments and business matters, has made investments of a speculative nature and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Seller to utilize the information available with respect to the Purchaser to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Seller has the authority and is duly and legally qualified to purchase and own shares of the Purchaser. The Seller is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

     (9)    Seller is acquiring Shares pursuant to the terms of this Agreement for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

     (10)  Seller understands and agrees that the Shares have not been registered under the Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Act and that such Shares must be held indefinitely unless a subsequent disposition is registered under the Act or any applicable state securities laws or is exempt from such registration.

     (11)  Seller understands and agrees that the certificate or certificates representing the Shares to be issued to it pursuant to this Agreement shall bear the following or similar legend:

     “THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

     (12)  The offer to acquire the Shares in exchange for the Intellectual Property was directly communicated to Seller by the Purchaser. At no time was Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

Section 5.02 – Indemnification: Each Seller, jointly and severally, shall defend, indemnify and hold harmless Purchaser and its directors, officers, employees, consultants, agents, and subcontractors (collectively, the “Purchaser Group”) from and against any actions, suits, proceedings, hearings, investigations, charges, complaints, demands, claims, injunctions, orders, decrees, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, encumbrances, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses (collectively, “Liabilities”), the Purchaser Group may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach (or alleged breach) by Seller of a representation, warranty or covenant in this Agreement; (ii) the negligence of Seller; and (iii) or Seller’s use or distribution of the Intellectual Property, including any alleged or actual violation of trade secret, proprietary information, trademark, copyright or any patent rights. If Purchaser’s quiet enjoyment and use of the Software is disrupted as a result of a third party Liability, Seller shall, upon Purchaser’s request and direction, perform one or all of the following actions within 45 days of the date such third party’s Liability is discovered by Purchaser:

     (1)    Replacement: Replace the Software by implementing on the Computer a non-infringing software product of equivalent functional and performance capability of the Software, as described in the Documentation;

     (2)    Modifications: Modify the Software to avoid the infringement without eliminating the functional and performance capabilities of the Software as described in the Documentation;

     (3)    Obtain License: Obtain a license from the third party claiming infringement for Purchaser’s use of the Software.

The remedies set forth under this Section 5.02 shall be in addition to any and all other remedies available under this Agreement in equity or at law.

Section 5.03 – Assignment: Seller hereby assigns any and all claims against third parties (known or unknown) for violation of the rights of Seller in the Intellectual Property preceding the Effective Date including (without limitation) any and all claims of copyright infringement, trade secret violations, trademark infringement and all other claims involving the proprietary rights of Seller in the Intellectual Property.

Section 5.04 – Registration: The Intellectual Property shall be the sole and exclusive property of Purchaser. Except as provided under Section 3.06, Purchaser shall have the right to register all copyrights, patents, trademarks and servicemarks for the Intellectual Property in the name of Purchaser. Seller shall cooperate with Purchaser to prosecute or maintain all patent applications, patents, trademark registrations, applications for registration of trademarks or copyrights and other similar registrations of rights in the Intellectual Property and shall sign all such documentation as reasonably required by Purchaser to establish and register ownership of the Intellectual Property in the name of the Purchaser.

MISCELLANEOUS

Section 6.01 – Assignments: This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, and permitted assigns. Any assignment of this Agreement or the rights hereunder by Seller without the prior written consent of Purchaser shall be void.

Section 6.02 – Entire Agreement: This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto except as expressly set forth herein..

Section 6.03 – Equitable Remedies: The parties hereby acknowledge that damages at law may be an inadequate remedy. Therefore, Purchaser shall have the right of specific performance, injunction or other equitable remedy in the event of a breach of this Agreement by Seller.

Section 6.04 – Amendments; Waivers: No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 6.05 – Severability: If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 6.06 – Captions: The headings and captions of this Agreement are inserted for reference convenience and do not define, limit or describe the scope or intent of this Agreement or any particular section, paragraph, or provision.

Section 6.07 – Counterparts: This Agreement may be executed via facsimile in one or more counterparts and transmitted via facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. When counterparts of copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals.

Section 6.08 – Governing Law: This Agreement will be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Each of the parties hereto consents to the exclusive jurisdiction and venue of the state courts located in Clark County, Nevada and the federal courts for the District of Nevada with respect to all claims under this Agreement.

Section 6.09 – Notice: Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to the Purchaser:	If to the Seller:

Mount Knowledge USA, Inc.	Ucandu Learning Centers Inc.
39555 Orchard Hill Place	150 Consumers Road,
Suite 600 PMB 6096	Suite 202
Novi, Michigan 48375, USA	Toronto, ON M2J 1P9, Canada
Tel: (248) 893-4538	Tel: (416) 858-2618
Fax: (888) 682-3038	Fax: (647) 348-8870
Attn: Board of Directors	Attn: Erwin Sniedzins

Section 6.10 – Pronouns/Gender: Pronouns shall refer to the masculine, feminine, neuter, singular, or plural as the context shall require.

Section 6.11 – Relationship of the Parties: It is agreed that Purchaser and Seller are independent parties. Nothing herein shall be construed as creating partnership, employment relationship, or agency relationship between such parties, or as authorizing any party to act as agent for any other such party. Each such party maintains its separate identity.

Section 6.12 – Arbitration: Any controversy or claim arising out of or relating to this Agreement, its interpretation or breach thereof, shall be settled in Clarke County, Nevada in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

Section 6.13 – Assurances: Each party hereby represents and warrants that all representations, warranties, recitals, statements and information provided to each other under this Agreement are true, correct, and accurate as of the date of this Agreement to the best of their knowledge.

Section 6.14 – Litigation Expense: In the event of litigation or arbitration arising out of this Agreement, each party shall pay its own costs and expenses of litigation and arbitration (excluding fees and expenses of arbitrators and administrative fees and expenses of arbitration, which such fees shall be jointly apportioned among the parties hereto).

[Signatures follow on next page]

     IN WITNESS WHEREOF the undersigned have executed this Agreement as of Effective Date. The parties hereto agree that facsimile signatures shall be as effective as if originals.

WITNESSES:	SELLER

UCANDU LEARNING CETNERS, INC.,
an Ontario Canada corporation
Print Name: _________________________________

/s/ Erwin Sniedzins

By: Erwin Sniedzins
Print Name: _________________________________	Its: President and CEO

And;

WITNESSES:

SELLER

Print Name: _________________________________
/s/ Erwin Sniedzins

By: Erwin Sniedzins
Print Name: _________________________________	Its: Personally and Individually

WITNESSES:	PURCHASER

MOUNT KNOWLEDGE HOLDINGS, INC.
A Nevada corporation
Print Name: _________________________________

/s/ Daniel A. Carr

By: Daniel A. Carr
Print Name: _________________________________	Its: President and CEO

Schedule A

Intellectual Property Description

“Intellectual Property” shall include without limitation the “Real Time Learning and Self Improvement Educational System and Method™, also referred to as the Real-Time Self Learning Systems™” learning and training method as set forth in the U.S. Provisional Patent Application No. 60/807,028, initially filed on or about July11, 2006 in the name of Erwin E. Sniedzins, with an updated Utility Patent Application executed on or about June 27, 2007 as set forth Utility Patent Application Transmittal, attached hereto as Exhibit A, and filed on or about July 5, 2007 as set forth in the United States Patent and Trademark Office confirmation receipt dated July 25, 2007, attached hereto as Exhibit B, including but not limited to, any and all related computer code, including any and all software products and services derived from said learning and training method and related computer code (e.g. Knowledge Generator™, Examatar™, and Syntality™ learning products and services), existing now or in the future, along with all trademarks, trade names (e.g. Mount Knowledge, Knowledge Generator™, KG™, Examatar™, Syntality™), technology know-how, marketing materials, owned jointly and severally by UCANDU Learning Centres, Inc., corporately and/or Erwin Sniedzins, personally and individually and/or assigned to or used by Mount Knowledge Inc and/or any other third-party prior to the execution of this Agreement.

Schedule 5.01(6)

Upon the execution of this Agreement, Purchaser shall be responsible for any and all costs associated with completing the provisional patent filing stated hereinabove and protecting the Intellectual Property obtained by Purchaser from Seller pursuant to this Agreement.

EXHIBIT A

Utility Patent Application Transmittal
(Utility Patent Application)

EXHIBIT B

United States Patent and Trademark Office
(Confirmation Receipt)